UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 30, 2013
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code: (877) 848-3866
No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers.

On May 30, 2013, Lions Gate Entertainment Corp. (the “Company”), entered into a new employment agreement (the “Agreement”) with Jon Feltheimer, the Company’s Chief Executive Officer. The Agreement has a five-year term ending May 22, 2018. The following summary is qualified in its entirety by the provisions of the Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by this reference.

Pursuant to the Agreement, Mr. Feltheimer will receive an annual base salary of $1,500,000 and will be eligible to receive an annual performance bonus based on such performance criteria as established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), with the target bonus being 100% of his base salary. Any portion of Mr. Feltheimer’s annual bonus that exceeds $1,500,000 for a particular year may be paid to him in the form of fully vested Company common shares. The Agreement also provides for Mr. Feltheimer to participate in the Company's usual benefit programs for executives at his level, as well as Company-provided life and disability insurance coverage, reasonable club membership dues and limited use of the Company’s private aircraft.

In connection with his entering into the Agreement, Mr. Feltheimer was granted an option to purchase 2,000,000 of the Company’s common shares and an award of 200,000 of the Company’s restricted stock units. The Compensation Committee also approved, effective on the first trading day of January 2014 (the “January 2014 Grant Date”) and subject to Mr. Feltheimer’s continued employment with the Company through that date, the grant to Mr. Feltheimer of (1) an option to purchase 250,000 of the Company’s common shares at a per-share exercise price equal to the closing price of the Company’s common shares on the January 2014 Grant Date (the “First January 2014 Option”) and (2) an option to purchase 1,000,000 of the Company’s common shares at a per-share exercise price equal to the greater of $30.00 or the closing price of the Company’s common shares on the January 2014 Grant Date (the “Second January 2014 Option”). If the exercise price of the First January 2014 Option is greater than $26.55, Mr. Feltheimer would also receive a number of the Company’s restricted stock units equal to (i) the product obtained by multiplying 250,000 by the amount by which the per-share exercise price of the First January 2014 Option exceeds $26.55, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. If the exercise price of the Second January 2014 Option is greater than $30.00, Mr. Feltheimer would also receive a number of the Company’s restricted stock units equal to (i) the product obtained by multiplying 1,000,000 by the amount by which the per-share exercise price of the Second January 2014 Option exceeds $30.00, divided by (ii) the closing price of a Lions Gate common share on the January 2014 Grant Date. Each of these equity awards is scheduled to vest as to 25% of the award on each of May 23, 2014, May 23, 2015, May 23, 2016 and May 23, 2017.

In the event Mr. Feltheimer’s employment is terminated by the Company “without cause” or by him for “good reason” (as such terms are defined in the Agreement), he will be entitled to a cash severance payment equal to the present value of his base salary through May 22, 2018, as well as Company payment of his premiums for continued health coverage for up to six months following his termination and Company payment of his life and disability insurance premiums through May 22, 2018. In addition, Mr. Feltheimer would be entitled to a prorated annual bonus for the fiscal year in which his termination occurs, and the stock options and restricted stock units granted to Mr. Feltheimer pursuant to the Agreement, to the extent then outstanding and unvested, will become fully vested upon his termination. If such a termination of Mr. Feltheimer’s employment occurs prior to the January 2014 Grant Date, he would also be entitled to a cash payment equal to the sum of (1) 250,000 multiplied by the amount (if any) by which the average closing price of the Company’s common shares over the preceding five trading days exceeds $26.55 and (2) 1,000,000 multiplied by the amount (if any) by which such average closing price exceeds $30.00. If Mr. Feltheimer’s employment is terminated by the Company without cause or by him for good reason and such termination occurs on or within 12 months following a “change in control” of the Company (as defined in the Agreement), he would be entitled to the severance benefits described above, except that his cash severance would be the greater of the present value of his base salary through May 22, 2018 or $4.5 million. In each case, Mr. Feltheimer’s right to receive the severance payments described above is subject to his execution of a release of claims in favor of the Company. In the event Mr. Feltheimer’s employment with the Company terminates due to his death, the stock options and restricted stock units granted to him pursuant to the Agreement, to the extent then outstanding and unvested, will become fully vested as of the date of death.

Item 7.01 Regulation FD Disclosure.

On June 3, 2013, the Company issued a press release announcing the Agreement. The press release issued by the Company in connection with the announcement is attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

Exhibit No.        Description
--------------         ---------------

10.1	Employment Agreement, dated May 30, 2013, between the Company and Jon Feltheimer

99.1	Press Release dated June 3, 2013

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2013
LIONS GATE ENTERTAINMENT CORP.
(Registrant)
By: /s/ Wayne Levin
Name: Wayne Levin
Title: Chief Strategic Officer and General Counsel

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